Exhibit 99.3

Joint Filing Agreement

The undersigned agree that the foregoing Amendment No. 1 to the statement on Schedule 13D, dated March 19, 2014, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: March 19, 2014

ELUTIONS, INC. By: /s/ Christopher Voss
Name: Christopher Voss Title: Chief Financial Officer

ENGAGE NETWORKS, INC. By: /s/ Christopher Voss
Name: Christopher Voss Title: Vice President, Secretary and Treasurer

ASTRA FAMILY HOLDINGS, LLC By: /s/ Elizabeth Doucas
Name: Elizabeth Doucas Title: Manager

LEVENTI IRREVOCABLE TRUST By: /s/ Elizabeth Doucas
Name: Elizabeth Doucas Title: Trustee

/s/ William Doucas
William Doucas

/s/ Elizabeth Doucas
Elizabeth Doucas